EXHIBIT 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”), dated as of November 16, 2008, is to that certain Employment Agreement (the “Employment Agreement”), dated as of June 10 2008, between Shuffle Master, Inc. (“the Company”) and David Lopez (“Employee”).  All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning as in the Employment Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.           As a result of Employee’s performance, the Company is promoting the Employee, and, effective immediately, his title will be Executive Vice President, reporting to the Chief Executive Officer or his designee. Employee shall perform the duties of that position as assigned by the Chief Executive Officer, which, as of the date hereof (but subject to change), shall include, without limitation, overseeing the Company’s sales, product management and operations functions.

2.           Except as expressly amended hereby, the Employment Agreement, as amended hereby, is hereby confirmed and ratified by the parties as being and remaining in full force and effect, according to its terms and conditions, and without any further amendments or modifications.

EMPLOYER:	EMPLOYEE:
SHUFFLE MASTER, INC.	DAVID LOPEZ
BY: /s/ Mark L. Yoseloff	BY: /s/ David Lopez
ITS: Chief Executive Officer	ITS: Executive Vice President